Exhibit 23.4

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2019, except as to Note 2, which is as of October 14, 2020, relating to the 2018 financial statements of Remedy Partners, Inc. and Subsidiaries, appearing in Signify Health, Inc.’s Registration Statement No. 333-252231 on Form S-1, as amended.

/s/ RSM US LLP

Stamford, Connecticut

February 16, 2021